UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: September 5, 2006
(Date of earliest event reported)

Sybase, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16493	94-2951005
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation or organization)
One Sybase Drive
Dublin, CA 94568
(Address of principal executive offices and zip code)
(925) 236-5000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1: Registrant’s Business and Operations

Item 1.01. Entry Into a Material Definitive Agreement
On September 5, 2006, Sybase, Inc., a Delaware corporation (“Sybase”), Monaco Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Sybase (“Merger Sub”), Mobile 365, Inc., a Delaware corporation (“M365”) and with respect to Section 6.16(e), Article VIII and Article X thereof only, John Backus (the “Stockholder Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into M365 (the “Merger”), with M365 continuing after the merger as the surviving corporation and a wholly owned subsidiary of Sybase.
Under the Merger Agreement, the aggregate consideration payable by Sybase is $425 million (the “Merger Consideration”), subject to adjustment based on M365’s working capital and long-term debt as of the closing date of the Merger. At the effective time of the Merger, (i) each issued and outstanding share of capital stock of M365, except for dissenting shares, will be converted into the right to receive cash, without interest, on the terms specified in the Merger Agreement, (ii) each outstanding vested option to purchase M365 capital stock issued pursuant to M365’s stock option plans will be entitled to receive a cash amount equal to (x) the applicable common stock consideration minus (y) the exercise price payable in respect of such common stock issuable under such M365 stock option (however, if the exercise price of any option exceeds the applicable common stock consideration, the cash amount with respect to such option will be zero), (iii) each outstanding unvested option to purchase M365 capital stock issued pursuant to M365’s stock option plans will be assumed by Sybase as an option to purchase shares of Sybase common stock, and (iv) each outstanding warrant to purchase M365 capital stock will be entitled to receive a cash amount equal to (x) the applicable capital stock consideration minus (y) the exercise price payable in respect of such capital stock issuable under such M365 warrant (however, if the exercise price of any warrant exceeds the applicable capital stock consideration, the cash amount with respect to such warrant will be zero). Pursuant to the terms of the Merger Agreement, M365 is required to deliver an estimate of its working capital and long-term debt balance prior to the closing of the Merger, and the aggregate consideration payable at the closing of the Merger will be adjusted (up or down) to the extent M365’s estimates of its working capital and long-term debt balance differ from the targets for working capital and long-term debt set forth in the Agreement. Following the closing of the Merger, there will be a further adjustment (up or down) to the aggregate consideration payable if the estimates for working capital and long-term debt delivered prior to the closing of the Merger did not accurately reflect the actual working capital and long-term debt as of the closing date of the Merger.
The Merger Agreement provides that M365’s equityholders will indemnify Sybase for (i) breaches by M365 of the representations and warranties in the Merger Agreement, (ii) any failure by M365 to perform or comply with covenants in the Merger Agreement, (iii) any payments with respect to dissenting shares in excess of the applicable capital stock consideration and (iv) certain other matters. The Merger Agreement provides that $42.5 million will be placed into escrow to secure these indemnification obligations, and, subject to the terms and restrictions set forth in the Merger Agreement, to the extent not used for indemnification claims by Sybase, one-half of such funds (including the interest on such funds) will be released twelve months after the closing of the Merger and the remainder of such funds (including the interest on such funds) will be released eighteen months after the closing of the Merger. The Merger Agreement also provides that $2 million of the Merger Consideration will be placed into a fund to secure certain obligations of M365’s equityholders in favor of the Stockholder Representative, and, subject to the terms and restrictions set forth in the Merger Agreement, to the extent not used for claims by the Stockholder Representative, such funds (including the interest on such funds) will be released eighteen months after the closing of the Merger.
Sybase, Merger Sub and M365 have made customary representations, warranties and covenants in the Merger Agreement, including covenants by M365, among others, (i) to, during the interim period between the execution of the Merger Agreement and consummation of the Merger, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, and (ii) not to engage in certain kinds of transactions during such period.

The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other parties to the Merger Agreement and such representations and warranties should not be relied on by any other person.
The transactions contemplated by the Merger Agreement are subject to any required antitrust clearances and other specified closing conditions.
The Merger is expected to close in the fourth quarter of calendar 2006, although there can be no assurances that the Merger will close in that time period if at all.
The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of September 5, 2006, by and among Sybase, Inc., Monaco Acquisition Corporation, Mobile 365, Inc., and with respect to Section 6.16(e), Article VIII and Article X only, John Backus.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sybase, Inc.
Date: September 8, 2006	By:	/s/ Daniel R. Carl
		Name:	Daniel R. Carl
		Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of September 5, 2006, by and among Sybase, Inc., Monaco Acquisition Corporation, Mobile 365, Inc., and with respect to Section 6.16(e), Article VIII and Article X only, John Backus.